      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2000

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              INFOCURE CORPORATION
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                        58-2271614
        (State or other jurisdiction of                          (I.R.S. Employer
         incorporation or organization)                       Identification Number)

                          1765 THE EXCHANGE, SUITE 450
                             ATLANTA, GEORGIA 30339
                                 (770) 221-9990
    (Address of registrant's principal executive offices, including zip code and telephone number, including area code)
                             ---------------------

                 INFOCURE CORPORATION EMPLOYMENT AGREEMENTS AND
                       INDIVIDUAL STOCK OPTION AGREEMENTS
                           (Full title of the Plans)

                                                                     COPY TO:
                JAMES A. COCHRAN                                JOHN J. KELLEY III
            CHIEF FINANCIAL OFFICER                              KING & SPALDING
              INFOCURE CORPORATION                          191 PEACHTREE STREET, N.E.
          1765 THE EXCHANGE, SUITE 450                        ATLANTA, GEORGIA 30303
             ATLANTA, GEORGIA 30339                               (404) 572-4600
                 (770) 221-9990

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED             PROPOSED
                                          AMOUNT               MAXIMUM              MAXIMUM             AMOUNT OF
       TITLE OF SECURITIES                TO BE             OFFERING PRICE         AGGREGATE           REGISTRATION
        TO BE REGISTERED                REGISTERED            PER SHARE          OFFERING PRICE            FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per
  share..........................       487,500(1)             $6.39(2)            $3,115,125            $822.39
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Represents (i) 297,500 shares issued by the Registrant upon exercise of stock options granted to an executive officer of the Registrant (the "Options") and (ii) 190,000 shares issued by the Registrant to executive officers pursuant to employment agreements (the "Employment Agreements").
(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices for the Company's common stock as reported on The Nasdaq Stock Market on June 29, 2000.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The following prospectus is included herein pursuant to General Instruction C to Form S-8 to be used in connection with the resale of the securities registered pursuant to this Registration Statement.

                                 487,500 SHARES

                              INFOCURE CORPORATION

                                  COMMON STOCK

     These shares of common stock are being offered by the selling stockholders identified in this prospectus. The selling stockholders are executive officers of InfoCure and we issued the shares to the selling stockholders in connection with employee compensation arrangements.

     The selling stockholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets, on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or through one or more underwriters on a firm commitment or best efforts basis. The selling stockholders may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling stockholders. We will pay substantially all of the expenses incident to the registration of the shares, except for sales commissions and other seller's compensation applicable to sales of the shares.

     The selling stockholders and any underwriters, agents or broker-dealers that participate with the selling stockholders in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the common stock may be deemed to be underwriting commissions or discounts under the Securities Act.

     Our common stock is traded on the Nasdaq National Market under the symbol "INCX." The closing price of our common stock on June 29, 2000, was $6.06 per share.

     Our principal executive offices are located at 1765 The Exchange, Suite 500, Atlanta, Georgia 30339, and our telephone number is (770) 221-9990.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                 The date of this prospectus is July   , 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    1
InfoCure....................................................    1
Forward-Looking Statements..................................    2
Risk Factors................................................    4
Use of Proceeds.............................................   10
Selling Stockholders........................................   10
Plan of Distribution........................................   12
Legal Matters...............................................   13
Experts.....................................................   13
Where You Can Find More Information.........................   14
Incorporation of Certain Documents By Reference.............   14

                           -------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ABOUT THIS PROSPECTUS

     Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "InfoCure" refer to InfoCure Corporation, a Delaware corporation.

     The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's website or at the SEC's offices mentioned under the heading "Where You Can Find More Information."

                                    INFOCURE

     We are a leading national provider of healthcare practice management software products and services to targeted healthcare practice specialties. Our systems are used primarily by small to mid-size medical practices within the following practice areas:

     - anesthesiology,

     - dental,

     - dermatology and plastic surgery,

     - emergency medicine,

     - general medical,

     - oral and maxillofacial surgery,

     - ophthalmology,

     - orthodontics,

     - pathology,

     - pediatrics,

     - podiatry, and

     - radiology.

     Our systems include software and related hardware, ongoing training and support and electronic data interchange, or "EDI" services. These systems are designed to increase the quality and reduce the cost of providing care by allowing physicians to manage their practices more efficiently and reduce the administrative burdens created by an increasingly complex healthcare environment.

     We recently reorganized our business to consist of a medical division, which we have named VitalWorks, and a dental division, which we have named PracticeWorks. We expect this reorganization to facilitate changes in our pricing of practice management software products, our delivery of these products to customers and the scope of our product offerings. We also intend to develop new practice management software applications that can be delivered through the application services provider, or ASP, delivery model. In the ASP delivery model, we would remotely host applications from an offsite central server that physicians would access over dedicated lines, virtual private networks or the Internet.

     In connection with our strategy to develop ASP-delivered products, we have also recently converted to subscription-based pricing for substantially all of our products and services. Under this subscription pricing model, customers pay a fixed, monthly fee for use of our practice management applications and Internet solutions and the computer hardware necessary to utilize those applications and solutions. This represents a change from our historical pricing model in which we charged customers an initial licensing fee for use of practice management products and continuing maintenance, support and EDI transaction fees.

     Our principal offices are located at 1765 The Exchange, Suite 500, Atlanta, Georgia 30339, and our telephone number is (770) 221-9990.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. We may also make forward-looking statements in reports filed with the SEC that we incorporate by reference into this prospectus as well as in any accompanying prospectus. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "plans," estimates" or similar expressions. These statements are based on beliefs and assumptions of our management and on information currently available to our management.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

     - the level of expected net losses in our business;

     - fluctuations in our quarterly operating results;

     - the level of acceptance of our subscription pricing model;

     - our ability to set subscription fees at appropriate levels;

     - customer response to our new products;

     - our ability to develop Internet solutions or enter into strategic relationships;

     - the continued development of the Internet;

     - potential security breaches and viruses experienced by our systems;

     - our inability to manage our growth;

     - our ability to attract and retain qualified personnel;

     - potential misappropriations of our technology;

     - our ability to identify and successfully complete and integrate acquisitions;

     - rapid technological changes in our industry;

     - adverse changes in governmental regulations;

     - high levels of competition in our markets;

     - our ability to obtain additional financing as needed; and

     - adverse changes in the healthcare industry or U.S. economy generally.

     We believe these forward-looking statements are reasonable; however, you should not unduly rely on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

                                  RISK FACTORS

WE HAVE RECENTLY INCURRED LOSSES AND EXPECT TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

     We had net losses of $11.2 million for the three months ended March 31, 2000. We expect the transition to a subscription pricing model to continue to adversely impact our cash flow until revenue from subscription fees replaces revenue from software license fees and hardware sales. We also expect to incur increased marketing and sales expenses in connection with offering our ASP products and Internet solutions. As a result, based on current estimates, we expect to continue to incur net losses for the foreseeable future.

OUR QUARTERLY OPERATING RESULTS MAY VARY AND IN THE PAST WE HAVE EXPERIENCED LOSSES.

     Our operating results may vary significantly from quarter to quarter. In addition, we have experienced historical losses. Our operating results will be influenced by such factors as:

     - our success in appropriately pricing and transitioning to the subscription pricing model;

     - the rate at which our existing customers convert and new customers subscribe to our subscription pricing model;

     - our release of our ASP-delivered product and Internet solutions and the rate of adoption of these products and services by new and existing customers;

     - the timing of and charges associated with completed acquisitions or other events;

     - changes in customer purchasing patterns;

     - competition;

     - the timing of and cost related to development of our new products;

     - the length of sales cycles; and

     - the levels of advertising and promotional expenditures.

OUR SUBSCRIPTION PRICING MODEL IS UNPROVEN AND OUR SUCCESS DEPENDS ON ACCEPTANCE OF THIS MODEL AND OUR ABILITY TO SET OUR SUBSCRIPTION FEES AT APPROPRIATE LEVELS.

     Potential customers may not accept our subscription pricing model. The success of our subscription pricing model depends on our ability to set subscription fees at rates that will allow us to achieve profitability. The markets for practice management applications delivered through subscription pricing are relatively new and evolving. There are relatively few similar products whose subscription fees we can evaluate in setting our fees and the providers of those products have also had to set their fees in the context of an undeveloped market. As a result, we have limited information from which to evaluate the appropriate level for our subscription fees and we may fail to set our subscription fees at levels that enable us to become profitable. In addition, we will enter into multi-year agreements with subscribers pursuant to which subscription fees or increases in fees will be locked-in typically for three to five years, limiting our ability to increase our subscription fees for those subscribers. If we fail to appropriately price our subscription fees, achieving profitability could take longer than expected or we may never achieve profitability.

OUR ASP PRODUCT STRATEGY IS UNPROVEN AND CUSTOMERS MAY NOT RESPOND FAVORABLY TO OUR NEW PRODUCTS.

     Providing software applications to physicians through the ASP delivery model is a business that has only recently begun to develop, and this concept may not achieve acceptance in the market. In order to successfully sell our ASP-delivered products, we will need to convince new and existing customers that the features of these products justify their cost, as well as the time and administrative expense required to convert to these products. If we are unsuccessful or if the market for our ASP-delivered products does not grow or grows slowly, achieving profitability could take longer than expected or we may never achieve profitability. Achieving market acceptance for these products will require substantial sales and marketing efforts and expenditure of significant funds to increase awareness and demand by our target customers. In addition, our potential customers may have made extensive investment in hardware, software and training for existing systems. As a result, they may be unwilling to adopt new systems. Further, our potential customers could perceive that our ASP-delivered products will not adequately or cost-effectively address their requirements.

THE FAILURE TO SUCCESSFULLY COMPLETE THE DEVELOPMENT OF OUR INTERNET SOLUTIONS AND ENTER INTO STRATEGIC RELATIONSHIPS COULD HARM OUR BUSINESS AND LIMIT OUR POTENTIAL GROWTH.

     Our ability to attract new customers may be dependent upon our ability to complete the development of our Internet solutions. In addition, our ability to offer some Internet solutions is contingent upon our entering into strategic relationships. If we are unsuccessful in completing the development of our Internet solutions or fail to enter into strategic relationships, the offering of these products may be delayed or these products may never become available.

OUR ASP PRODUCT STRATEGY IS DEPENDENT UPON THE CONTINUED DEVELOPMENT OF THE INTERNET.

     Our ability to offer ASP-delivered products that can be accessed over the Internet and our Internet solutions on a widespread basis depends on our potential customers having access to Internet connections with the necessary speed, bandwidth and data capacity. The availability of this Internet access will depend on others for the ongoing development of the Internet infrastructure, including the necessary speed, bandwidth, data capacity and security, as well as timely development of complementary products for providing reliable Internet access and service. We cannot predict whether the Internet will evolve to the point where our customers will be able to take full advantage of the services we offer. If the Internet fails to develop into an efficient medium for these transactions, our ASP product strategy will be unsuccessful.

OUR SYSTEMS MAY BE VULNERABLE TO SECURITY BREACHES AND VIRUSES.

     The success of our strategy to offer ASP-delivered products and Internet solutions depends on the confidence of our customers in our ability to securely transmit confidential information. Any failure to provide secure electronic communication services could harm our business and reputation. Our ASP-delivered products and Internet solutions will rely on encryption, authentication and other security technology licensed from third parties to achieve secure transmission of confidential information. We may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications by our customers. Anyone who is able to circumvent our security measures could misappropriate confidential user information or interrupt our, or our customers', operations. In addition, our ASP-delivered products may be vulnerable to viruses, physical or electronic break-ins, and similar disruptions.

WE PLAN TO EXPAND RAPIDLY AND IT MAY BE DIFFICULT TO MANAGE OUR GROWTH.

     We intend to rapidly grow our business. However, we cannot be sure that we will successfully manage our growth. In order to successfully manage our growth, we must:

     - expand and enhance our administrative infrastructure;

     - improve our management, financial and information systems and controls;
       and

     - expand, train and manage our employees effectively.

     Continued growth could place a further strain on our management, operations and financial resources. There will also be additional demands on our sales, marketing and administrative resources as we increase our product offerings and expand our target markets and customers. We cannot assure you that our operating and financial control systems, administrative infrastructure, facilities and personnel will be adequate to support our future operations or to effectively adapt to future growth. If we cannot manage our growth effectively, our business may be harmed.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

     We believe our success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel to develop our products and services. Individuals with the information technology skills we need to further develop our products and services are in short supply and competition for qualified personnel is particularly intense. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. There can be no assurance we will succeed in attracting and retaining the personnel we need to continue to grow and to implement our business strategy. In addition, we depend on the performance of our executive officers and other key employees. The loss of any member of our senior management team could negatively impact our ability to execute our new product strategy and subscription pricing model.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES, IT MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION.

     We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect the intellectual property rights related to our software applications. Our software technology is not patented and existing copyright laws offer only limited practical protection. In addition, we have not generally entered into confidentiality agreements with our employees. We cannot guarantee that the legal protections that we rely on will be adequate to prevent misappropriation of our technology. Further, these protections do not prevent independent third-party development of competitive products or services. Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring use of our products is difficult, and we cannot assure you that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US COULD BE COSTLY TO DEFEND AND COULD DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

     As the number of software products in our target markets increases and as the functionality of these products overlaps, we may become increasingly subject to the threat of infringement claims. We cannot guarantee you that third parties will not assert infringement claims against us in the future. Any infringement claims alleged against us, even if without merit, could be time-consuming and expensive to defend. Any infringement claims may divert management's attention and resources and could also cause delays in the delivery of our applications to our customers. Settlement of any infringement claims could require us to enter into costly royalty or licensing agreements. If a claim of product infringement against us was successful and we were unable to license the infringing or similar technology, our business, financial condition and results of operations could be harmed.

WE MAY UNDERTAKE ACQUISITIONS THAT CAN POSE RISKS TO OUR BUSINESS.

     We may undertake acquisitions if we identify companies with complementary applications, services, businesses or technologies. We may be unable to retain the acquired companies' personnel or integrate them into our company. Our profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Similarly, the time and expense associated with finding suitable and compatible companies to enhance our product offering could disrupt our ongoing business and divert our management's focus.

WE MAY FACE DIFFICULTIES INTEGRATING ACQUIRED BUSINESSES.

     Our successful integration of the businesses we have acquired is critical to our future success. Integrating the management and operations of acquired businesses is time consuming, and we cannot guarantee that we will achieve any of the anticipated synergies and other benefits expected to be realized from these acquisitions.

TECHNOLOGY SOLUTIONS MAY CHANGE FASTER THAN WE ARE ABLE TO UPDATE OUR
TECHNOLOGY.

     The healthcare software application market in which we compete is characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. Our success depends partly on our ability to:

     - develop new or enhance existing applications, software and services to meet our customers' changing needs in a timely and cost-effective way;

     - respond effectively to technological changes and new product offerings of our competitors; and

     - develop relationships with strategic partners necessary to offer our ASP-delivered products and Internet solutions.

     We cannot assure you that we will be able to accomplish any or all of these goals. Many of our competitors may develop products or technologies that are better or more attractive than ours or that may render our technology or applications obsolete. If we do not succeed in adapting our technology, our business could be harmed.

WE ARE SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.

     Legislation currently being considered at the federal level could impact the manner in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996, known as HIPAA, mandates the adoption of national standards for the transmission of certain types of medical information and the data elements used in such transmissions and to insure the integrity and confidentiality of such information. On November 3, 1999, the Secretary of Health and Human Services promulgated regulations to protect the privacy of electronically transmitted or maintained, individually identifiable health information. We believe our products will enable compliance with the proposed regulations but cannot assure you that we will be able to comply with those proposed regulations in a timely manner or at all. Moreover, until the proposed regulations become final, they could change, which could require us to expend additional resources to comply with the revised standards and we may not be able to comply with the revised standards in a timely manner or at all. If any of our products or services are subject to those regulations, we may be required to incur additional expenses in order to comply with these requirements, and we may not be able to comply with them in a timely manner or at all. In addition, the success of our compliance efforts may also be dependent on the success of healthcare participants in dealing with the standards. If we are unable to comply with regulations implementing HIPAA in a timely manner or at all, the sale of our products and our business could be harmed.

     The United States Food and Drug Administration, or "FDA", is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and are subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. We do not believe any of our current products or services are subject to FDA regulation as medical devices; however, we plan to expand our product and service offerings into areas that may be subject to FDA regulation. We have no experience in complying with FDA regulations. Our compliance with such FDA regulations could prove to be time consuming, burdensome and expensive, which could adversely affect our ability to introduce new applications or services in a timely manner.

     In addition, we may become subject to additional government regulations in connection with our changing product strategy. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. Laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics, and quality of products and services. Because of the increasing use of the Internet as a communication and commercial medium, the government has adopted and may adopt additional laws and regulations with respect to the Internet covering such areas as user privacy, pricing, content, taxation, copyright protection, distribution and characteristics and quality of production and services.

CHANGES IN STATE AND FEDERAL LAWS RELATING TO CONFIDENTIALITY OF PATIENT MEDICAL RECORDS COULD LIMIT OUR CUSTOMERS' ABILITY TO USE OUR SERVICES.

     We cannot assure you that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using our applications. Such restrictions would decrease the value of our applications to our customers, which could materially harm our business. The confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of this information to implement security measures. Such legislation might require us to make substantial expenditures to implement such measures.

CHANGES IN THE REGULATORY AND ECONOMIC ENVIRONMENT IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

     The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could require us to make unplanned enhancements of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of our services by our strategic partners and others. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services.

COMPETITION COULD REDUCE REVENUE FROM OUR PRODUCTS AND SERVICES.

     Our principal competitors include both national and regional practice management systems vendors. Currently, the practice management systems industry in the United States is characterized by a large number of relatively small, regionally-focused companies, comprising a highly fragmented industry with only a few national vendors. Smaller, regionally-focused companies typically market their products to a single practice specialty. Until recently, larger, national vendors have targeted primarily large healthcare providers. We believe that the larger, national vendors may broaden their markets to include both small and large healthcare providers. The healthcare information technology industry is consolidating, which has resulted in large, well-capitalized companies that have not historically been providers of practice management systems entering into the practice management systems market. In addition, we compete with national and regional providers of computerized billing, insurance processing and record management services to healthcare practices. As the market for our products and services expands, additional competitors are likely to enter this market. We believe that the primary competitive factors in our markets are:

     - product features and functionality;

     - customer service, support and satisfaction;

     - price;

     - ongoing product enhancements; and

     - the reputation and stability of the vendor.

     Some national competitors have greater financial, development, technical, marketing and sales resources than InfoCure. If competition in the practice management systems industry intensifies, our results of operations may suffer and we may be required to lower the prices of our products and services.

OUR NEW PRODUCT STRATEGY AND SUBSCRIPTION PRICING MODEL WILL REQUIRE ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

     Our transition to the subscription pricing model will initially adversely impact our cash flow until subscription fees replace the decline in one-time revenue from license fees and hardware sales. In addition, we expect to incur increased marketing and sales expense in connection with the rollout of our ASP-delivered products and Internet solutions. Adequate financing for these needs may not be available to us.

                                USE OF PROCEEDS

     The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of the shares from the selling stockholders.

                              SELLING STOCKHOLDERS

     We issued the shares of common stock offered for resale by this prospectus to the selling shareholders in the following transactions:

     - 297,500 shares offered by Frederick L. Fine were issued to him upon exercise of stock options and 70,000 shares offered by Mr. Fine were issued to him pursuant to his employment agreement.

     - 60,000 shares offered by Richard E. Perlman were issued to him pursuant to his employment agreement.

     - 60,000 shares offered by James K. Price were issued to him pursuant to his employment agreement.

     The table below sets forth information known to us with respect to beneficial ownership of our common stock as of June 15, 2000 by each selling stockholder. The table below assumes that the selling stockholders sell all of the shares. Since each selling stockholder may choose not to sell his shares, we are unable to state the exact number of shares that actually will be sold.

     Information with respect to "beneficial ownership" shown below is based on information supplied by the respective beneficial owner. For purposes of calculating the percentage beneficially owned, the shares of common stock deemed outstanding include:

     - 33,102,868 shares outstanding as of June 15, 2000; and

     - shares issuable by us pursuant to options held by the respective person that may be exercised within 60 days following the date of this prospectus ("Presently Exercisable Options").

     Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The mailing address of each beneficial owner is c/o InfoCure Corporation, 1765 The Exchange, Suite 500, Atlanta, Georgia 30339.

                              COMMON STOCK                             COMMON STOCK
                           BENEFICIALLY OWNED      COMMON STOCK     BENEFICIALLY OWNED
                         PRIOR TO THIS OFFERING       TO BE        AFTER THIS OFFERING
NAME AND ADDRESS OF      -----------------------   SOLD IN THIS   ----------------------
BENEFICIAL OWNER          SHARES      PERCENTAGE     OFFERING      SHARES     PERCENTAGE
-------------------      ---------    ----------   ------------   ---------   ----------
Frederick L. Fine......  1,587,448(1)    4.8%        367,500      1,219,948      3.68%
Richard E. Perlman.....  1,552,612(2)    4.7          60,000      1,492,612      4.51
James K. Price.........  1,184,986(3)    3.6          60,000      1,124,986      3.40

-------------------------

(1) Includes (a) 7,148 shares held by Mr. Fine for the benefit of his children,
    (b) 2,386 shares held by a charitable trust over which he has sole voting and investment control and (c) 176,154 Presently Exercisable Options.

(2) Includes (a) 466,610 shares held by Compass Partners, L.L.C., of which Mr. Perlman holds a majority interest, (b) 111,636 shares held by Compass Partners II, L.L.C., of which Compass Partners, L.L.C. is a general partner and (c) 446,534 Presently Exercisable Options.

(3) Includes (a) 6,450 shares held by Mr. Price's brother as to which Mr. Price maintains voting control and (b) 448,654 Presently Exercisable Options.

     Set forth below is information with respect to offices and material relationships each selling stockholder has had with InfoCure and its predecessors and affiliates during the last three years:

     Frederick L. Fine is a founder of InfoCure and has served as a director and as President and Chief Executive Officer of InfoCure since December 1996.

     Richard E. Perlman has served as InfoCure's Chairman and Treasurer since December 1997 and as a director since March 1997. From December 1997 until October 1998, Mr. Perlman served as InfoCure's Chief Financial Officer.

     James K. Price is a founder of InfoCure and serves as its Executive Vice President and Secretary. He has served as a director of InfoCure since December 1996.

                              PLAN OF DISTRIBUTION

     This prospectus relates to the offer and sale from time to time by the selling stockholders of shares of common stock received by them as part of their compensation. We have registered the shares of common stock for resale, but registration of these shares does not necessarily mean that the selling stockholders will offer or sell the shares.

     OFFER AND SALE OF SHARES. Any of the selling stockholders may from time to time, in one or more transactions, sell all or a portion of the common stock in such transactions at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of such determination, may be higher or lower than the market price of the shares on The Nasdaq National Market or any exchange on which the shares are traded. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of shares for whom they may act as agents, and underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of shares may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one of more underwriters on a firm commitment or best-efforts basis. The selling stockholders may offer and sell their shares of common stock in the following manner:

     - on The Nasdaq National Market or exchanges on which the common stock is listed at the time of sale;

     - in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price;

     - in underwritten offerings;

     - in privately negotiated transactions, including transfers pursuant to pledges, gifts and donations;

     - in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     - a broker or dealer may purchase as principal and resell such shares for its own account pursuant to this prospectus;

     - an exchange distribution in accordance with the rules of the exchange; or

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     The selling stockholder may accept and, together with any agent of the selling stockholder, reject in whole or in part any proposed purchase of the shares of common stock offered by this prospectus. We will not receive any proceeds from the offering of shares by the selling stockholders.

     SUPPLEMENTAL PROSPECTUS REGARDING SALES. To the extent required, we will set forth in a prospectus supplement accompanying this prospectus, or, if appropriate, in a post-effective amendment, the following information: (1) the amount of the shares of common stock to be sold; (2) purchase prices; (3) public offering prices; (4) the names of any agents, dealers or underwriters; and (5) any applicable commissions or discounts with respect to a particular offer.

     COMPLIANCE WITH FOREIGN AND STATE SECURITIES LAWS. We have not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, other than the United States. In certain states, the selling stockholders may not offer or sell their shares of common stock unless
(1) we have registered or qualified such shares for sale in such states or (2) we have complied with an available exemption from registration or qualification. Also, in certain states, to comply with such state securities laws, the selling stockholders can offer and sell their shares of common stock only through registered or licensed brokers or dealers.

     PAYMENT OF EXPENSES. We will pay substantially all of the expenses related to the registration of the shares of common stock offered by this prospectus. The selling stockholders will pay any sales commissions or other seller's compensation applicable to these transactions.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of the common stock offered by this prospectus will be passed upon for us by King & Spalding.

                                    EXPERTS

     The consolidated financial statements and schedule of InfoCure Corporation and its subsidiaries incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods as set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of The Healthcare Systems Division of The Reynolds and Reynolds Company as of September 30, 1998 and 1997 and for the years ended September 30, 1998, 1997 and 1996 incorporated by reference in this prospectus from InfoCure Corporation's prospectus filed pursuant to Rule 424(b)(4) on April 22, 1999 which constitutes part of the registration statement on Form S-3 (with respect to a public offering of 3,759,000 common shares), effective April 21, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Datamedic Holding Corp. and subsidiaries as of March 31, 1999 and 1998, and for each of the years in the three-year period ended March 31, 1999, have been incorporated by reference herein in reliance upon the report of

KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-732-0330 for further information on the operation of such public reference rooms. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or obtain copies of such documents from the SEC's web site at http://www.sec.gov. Such reports, proxy statements and other information concerning us can also be inspected at the offices of the Nasdaq Stock Market's National Market, 9513 Key West Avenue, Rockville, Maryland 20850.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the SEC automatically will update and supersede such information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. These documents contain important business information about our company and its financial condition.

          1. Annual Report on Form 10-K for the year ended December 31, 1999, as amended by the Annual Report on Form 10-K/A filed on May 1, 1999;

          2. Quarterly Report on Form 10-Q for the three months ended March 31, 2000;

          3. The financial statements of The Healthcare Systems Division of The Reynolds and Reynolds Company included in InfoCure's Prospectus filed pursuant to Rule 424(b)(4) on April 22, 1999 which constitutes part of the Registration Statement on Form S-3 (No. 333-71109); and

          4. Registration Statement on Form 8-A, with respect to a description of our common stock, as filed with the SEC on January 28, 1999.

     On request, we will provide, at no cost to each person who receives a copy of this prospectus, a copy of any or all of the documents incorporated by reference into this prospectus. We will not provide exhibits to any of such documents, however, unless such exhibits are specifically incorporated by reference into this prospectus. Written or telephonic requests for such copies should be addressed to InfoCure's principal executive offices, attention:
Corporate Secretary, 1765 The Exchange, Suite 500, Atlanta, Georgia 30339, telephone number (770) 221-9990.

     You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been previously filed by InfoCure with the SEC and are incorporated herein by reference into this Registration Statement as of their respective dates:

          (a) InfoCure's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended by the Annual Report on Form 10-K/A filed on May 1, 1999;

          (b) InfoCure's Quarterly Report on Form 10-Q for the three months ended March 31, 2000;

          (c) The financial statements of The Healthcare Systems Division of The Reynolds and Reynolds Company included in InfoCure's Prospectus filed pursuant to Rule 424(b)(4) on April 22, 1999 which constitutes part of the Registration Statement on Form S-3 (No. 333-71109); and

          (d) InfoCure's Registration Statement on Form 8-A (with respect to the description of its Common Stock), as filed with the SEC on January 28, 1999.

     All documents filed by InfoCure pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of the Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated herein by reference into this Registration Statement and shall be deemed to be a part hereof from the date of filing of such documents.

     Any statement contained in any document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes thereof to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall now be deemed to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not Applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware General Corporation Law provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The Delaware General Corporation Law provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     InfoCure's bylaws provide that InfoCure shall, to the full extent permitted by Section 145, indemnify any person, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is, was or is about to become an officer, director, employee or agent of InfoCure. InfoCure shall pay the expenses (including attorneys' fees) incurred by a person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made by InfoCure only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified.

     In addition, InfoCure's certificate of incorporation eliminates or limits personal liability of its directors to the full extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     The shares of common stock registered for resale pursuant to this registration statement were issued to executive officers of the Registrant in transactions not involving a public offering pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.

ITEM 8.  EXHIBITS

     The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

EXHIBIT
  NO.         DESCRIPTION
-------       -----------
 4.1      --  Certificate of Incorporation of InfoCure Corporation with all amendments thereto (incorporated by reference to Exhibit
              3.1 to InfoCure's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
 4.2      --  Second Amended and Restated Bylaws of InfoCure Corporation
              (incorporated by reference to Exhibit 3.2 to InfoCure's
              Annual Report on Form 10-K for the fiscal year ended
              December 31, 1999).
 5.1      --  Opinion of King & Spalding
23.1      --  Consent of BDO Seidman, LLP
23.2      --  Consent of Deloitte & Touche LLP
23.3      --  Consent of KPMG LLP
23.4      --  Consent of King & Spalding (included in Exhibit 5.1)
24.1      --  Powers of Attorney (included on signature page)

ITEM 9.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this the 30th day of June, 2000.

                                          INFOCURE CORPORATION

                                          By:      /s/ JAMES A. COCHRAN
                                             -----------------------------------
                                                      James A. Cochran
                                                   Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signatures appears below constitutes and appoints Frederick L. Fine and James A. Cochran, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Registration Statement relating to the registration of shares of common stock on Form S-8 and to sign any and all amendments (including post effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, could lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on June 30, 2000.

                     SIGNATURE                                       TITLE
                     ---------                                       -----

               /s/ FREDERICK L. FINE                 President, Chief Executive Officer
---------------------------------------------------    and Director (Principal Executive
                 Frederick L. Fine                     Officer)

                /s/ JAMES K. PRICE                   Executive Vice President, Secretary
---------------------------------------------------    and Director
                  James K. Price

              /s/ RICHARD E. PERLMAN                 Chairman, Treasurer and Director
---------------------------------------------------
                Richard E. Perlman

               /s/ JAMES A. COCHRAN                  Senior Vice President -- Finance and
---------------------------------------------------    Chief Financial Officer (Principal
                 James A. Cochran                      Financial Officer and Principal
                                                       Accounting Officer)

                     SIGNATURE                                       TITLE
                     ---------                                       -----

                /s/ JAMES D. ELLIOT                                Director
---------------------------------------------------
                  James D. Elliot

               /s/ RAYMOND H. WELSH                                Director
---------------------------------------------------
                 Raymond H. Welsh